For Additional Information:
Ronald A. Miller
Executive VP & CFO
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Financial Institutions Announces First Quarter Earnings

WARSAW, N.Y., April 26, 2007 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, today announced financial results for the first quarter ended March 31, 2007. Net income for Financial Institutions, Inc. (“FII”) was $3.6 million, or $0.29 per diluted share, compared with $3.7 million, or $0.30 per diluted share, for the first quarter of 2006 and $3.0 million, or $0.23 per diluted share, for the fourth quarter of 2006.

Highlights of the first quarter include:

•	An increase of $2.8 million in loans to $929.3 million at March 31, 2007 compared to $926.5 million at December 31, 2006. Commercial loans increased $12.1 million over December 31, 2006, as our commercial business development programs over the past year began to deliver results.

•	Asset quality continues to improve. Net loan charge-offs were $134 thousand for the first quarter of 2007 or 6 basis points of average loans (annualized) and although nonperforming assets at $17.0 million were unchanged from December 31, 2006 the overall level of criticized and classified loans continues to decline.

•	A reduction of $1.4 million, or 9%, in noninterest expense in the first quarter of 2007 to $13.9 million compared with $15.3 million for the first quarter of 2006. The lower expense levels reflect operational efficiencies gained from the consolidation of administrative and operational functions, improved asset quality and lower advertising costs.

•	Net interest margin declined 26 basis points, to 3.38%, for the first quarter of 2007 compared with the same period last year, and declined 6 basis points versus the fourth quarter of 2006. The flat-to-inverted interest rate yield curve that prevailed throughout much of 2006 and continues into 2007 has had a negative effect on net interest margin, as have changes in our deposit mix that have increased the cost of funds.

Peter G. Humphrey, President and CEO of FII, commented, “We are beginning to see results from several of the initiatives we implemented over the past twelve months; however, improvement has been slow. We are dealing with an increasingly difficult interest rate environment, intense competition, a soft regional economy, and a slowdown in the residential real estate market. These factors are also impacting the performance of our industry peers as well. Nevertheless, we are pleased to see recent signs of growth in our commercial portfolio, as well as in our loan pipeline. Operating expenses are declining from cost-saves across the board, including staffing levels. We are working hard to improve the profitability of our organization while we look for quality growth opportunities in our market place.”

Net Interest Income

Net interest income was $14.0 million for the first quarter of 2007, down $0.3 million versus the fourth quarter of 2006 and down $1.5 million from the first quarter of 2006. The combination of a $6.5 million decline in the level of average earning assets from the fourth quarter of 2006 and a 6 basis point drop in net interest margin primarily due to adverse cost changes in the mix of funding sources led to the decline in net interest income of $0.3 million. The combination of a $53.3 million decline in the level of average earning assets from the first quarter of 2006 together with a 26 basis point drop in net interest margin primarily due to adverse cost changes in the mix of funding sources led to the decline in net interest income of $1.5 million. The reduction in average earning assets reflects lower deposit levels as a result of managing overall liquidity needs consistent with spread opportunities and the overall cost of funding. Mr. Humphrey stated, “We believe our commercial business development efforts have begun to gain traction. Together with initiatives in our retail lending program, particularly our indirect auto loan program, this should lead to higher revenues as we increase spreads by redeploying our investment assets. As we grow the loan portfolio we will continue to maintain a disciplined approach to both underwriting and pricing in a challenging marketplace.”

Noninterest Income

Noninterest income for the first quarter of 2007 was $4.7 million compared with $4.8 million for the fourth quarter of 2006 and $5.0 million for the first quarter of 2006. The Company sold its trust relationships in the third quarter of 2006 and included in the first quarter of 2006 was $0.2 million in trust income. Service charges on deposits, which represented over half of the Company’s noninterest income, totaled $2.6 million for the first quarter of 2007, down $0.3 million from the fourth quarter of 2006 and down $0.1 million from the first quarter of 2006. The decline from the fourth quarter of 2006 reflects slower retail economic activity and a seasonal pattern of lower overall deposit levels in the first quarter. Mortgage banking income of $254 thousand for the first quarter of 2007 was down $54 thousand from the first quarter of 2006 and down $42 thousand from the fourth quarter of 2006, reflecting both seasonal patterns and an overall slowing in residential real estate activity.

Noninterest Expense

Noninterest expense for the first quarter of 2007 was $13.9 million, a decrease of $1.4 million from the first quarter of 2006. Salaries and benefits expense represented $0.4 million of the decline, as consolidation activities resulted in a reduction of 27 full-time equivalent employees from a year ago. Advertising costs were $0.4 million lower in the first quarter of 2007 principally due to the absence of expenditures associated with a first quarter 2006 branding campaign. Lower legal and commercial loan expenses also favorably impacted the first quarter of 2007 by $0.3 million compared with the first quarter of 2006.

Balance Sheet

Total assets were $1.963 billion at March 31, 2007, an increase of $55 million over December 31, 2006 and a decrease of $18 million from March 31, 2006. Total deposits were $1.672 billion at March 31, 2007, an increase of $54 million from December 31, 2006 and a decrease of $6 million from March 31, 2006. The increase in deposits from year-end resulted primarily from the seasonal increase in public deposits of $64 million. Total loans at March 31, 2007 were $929 million, an increase of $3 million over the previous year-end and $36 million less than a year ago.

Asset Quality

Mr. Humphrey continued, “Asset quality has improved over the past year, with a $2.5 million reduction in nonperforming assets; however, at $17.0 million, nonperforming assets still remain too high. Overall asset quality continues to improve, as our criticized and classified loans decreased during the first quarter of 2007 and are down $32.6 million from the first quarter of 2006. The disposition of our nonperforming assets is a lengthy process that is proceeding in an orderly manner.”

The Company’s provision for loan losses for the first quarter of 2007 was zero, which was identical to the fourth quarter of 2006 and compares with $250 thousand for the first quarter of 2006. Net charge-offs of $134 thousand for the first quarter represented 6 basis points of average loans (annualized) and compares with $190 thousand and 8 basis points for the first quarter of 2006. The allowance for loan losses was $16.9 million at March 31, 2007 or 1.82% of loans and compares with $17.0 million or 1.84% at December 31, 2006, and $20.3 million or 2.10% at March 31, 2006.

Capital Management

Total shareholders’ equity at March 31, 2007 was $184.5 million compared with $182.4 million at December 31, 2006 and $171.0 million at March 31, 2006. Regulatory capital ratios remain strong with the Company’s leverage ratio at 8.99% and total risk-based capital ratio at 16.83% at March 31, 2007. During the first quarter of 2007, the Company repurchased 77,595 shares for $1.625 million under its $5.0 million stock repurchase program.

Chairman of the Board Erkie Kailbourne commented, “We increased our quarterly common dividend from $.09 per share to $.10 per share in the first quarter of 2007 and remain committed to our previously announced stock buyback program. Both of these actions should bode well for future shareholder value.”

Webcast and Conference Call

A company-hosted teleconference will be held at 10:00 a.m. eastern time on Friday, April 27, 2007. During the teleconference, Peter G. Humphrey, President and CEO, and Ronald A. Miller, Executive Vice President and CFO, will provide an overview of first quarter performance and business highlights. A question-and-answer session will follow.

The webcast can be accessed live via the company’s website, www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary software.

The teleconference can be accessed by dialing 877-407-8035 approximately 5-10 minutes prior to the call.

The event will be archived on the FII website (www.fiiwarsaw.com) for 60 days. A telephonic replay can be accessed by dialing 877-660-6853, and entering Account #: 286 and Conference ID #: 238685. The replay will be available until May 4, 2007 at 11:59 p.m. ET.

About Financial Institutions, Inc.

With $2.0 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATMs in Western and Central New York State, and employs over 700 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2007	2006	2006
ASSETS
Cash and due from banks	$40,647	$47,166	$44,209
Federal funds sold and interest-bearing deposits in other banks	92,432	62,606	28,541
Commercial paper due in less than 90 days	—	—	19,962
Securities available for sale, at fair value	761,252	735,148	772,193
Securities held to maturity, at amortized cost	44,848	40,388	43,036
Loans held for sale	1,078	992	835
Loans:
Commercial	418,663	406,580	438,338
Consumer direct and home equity	240,012	250,268	274,375
Consumer indirect	107,729	106,391	88,320
Residential mortgages	162,846	163,243	164,536

Total loans	929,250	926,482	965,569
Allowance for loan losses	(16,914)	(17,048)	(20,291)

Loans, net	912,336	909,434	945,278
Premises and equipment, net	34,341	34,562	35,884
Goodwill	37,369	37,369	37,369
Other assets	38,445	39,887	53,524

Total assets	$1,962,748	$1,907,552	$1,980,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$260,068	$273,783	$257,611
Interest-bearing demand, savings and money market	723,343	674,224	751,631
Certificates of deposit	688,351	669,688	668,916

Total deposits	1,671,762	1,617,695	1,678,158
Short-term borrowings	24,860	32,310	22,236
Long-term borrowings	38,173	38,187	75,375
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	16,702
Accrued expenses and other liabilities	26,721	20,270	17,366

Total liabilities	1,778,218	1,725,164	1,809,837
Shareholders’ Equity
Preferred stock	17,623	17,623	17,630
Common stock, $0.01 par value, 50,000,000 shares authorized;
11,348,122, 11,348,122 and 11,334,874 shares issued at
March 31, 2007, December 31, 2006 and March 31, 2006, respectively	113	113	113
Additional paid-in capital	24,554	24,439	23,459
Accumulated retained earnings	150,865	148,730	139,386
Accumulated other comprehensive loss	(7,026)	(8,404)	(9,374)
Treasury stock, at cost - 76,446, 5,351, 14,874 shares at March 31, 2007,
December 31, 2006 and March 31, 2006, respectively	(1,599)	(113)	(220)

Total shareholders’ equity	184,530	182,388	170,994

Total liabilities and shareholders’ equity	$1,962,748	$1,907,552	$1,980,831

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share data)	2007	2006	2006
Interest income:
Interest and fees on loans	$16,627	$17,060	$16,632
Interest and dividends on securities	8,427	8,181	8,352
Other interest income	752	981	291

Total interest income	25,806	26,222	25,275

Interest expense:
Deposits	10,763	10,612	8,221
Short-term borrowings	169	167	112
Long-term borrowings	486	718	1,031
Junior subordinated debentures	432	432	432

Total interest expense	11,850	11,929	9,796

Net interest income	13,956	14,293	15,479
Provision for loan losses	—	—	250

Net interest income after provision for loan losses	13,956	14,293	15,229
Noninterest income:
Service charges on deposits	2,569	2,945	2,672
ATM and debit card income	620	588	534
Broker-dealer fees and commissions	383	329	431
Trust fees	—	2	194
Mortgage banking income	254	296	308
Income from corporate owned life insurance	20	55	20
Net gain on sale of securities	—	30	—
Net gain on sale of student loans held for sale	112	66	147
Net gain on commercial-related loans held for sale	—	—	82
Net gain (loss) on sale of premises and equipment	8	(5)	11
Net gain on sale of OREO and repossessed assets	49	27	87
Net gain on sale of trust relationships	13	21	—
Other	710	441	470

Total noninterest income	4,738	4,795	4,956
Noninterest expense:
Salaries and employee benefits	8,354	8,269	8,758
Occupancy and equipment	2,448	2,382	2,362
Supplies and postage	438	493	559
Amortization of other intangibles	77	97	108
Computer and data processing	457	591	405
Professional fees and services	495	747	673
Other	1,659	2,584	2,410

Total noninterest expense	13,928	15,163	15,275

Income before income taxes	4,766	3,925	4,910
Income taxes	1,151	921	1,171

Net Income	$3,615	$3,004	$3,739

Net Income Per Common Share:
Basic	$0.29	$0.23	$0.30
Diluted	$0.29	$0.23	$0.30
Weighted Average Common Shares Outstanding:
Basic	11,316,811	11,332,634	11,328,404
Diluted	11,360,202	11,384,326	11,372,253

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	2007	2006	2006	2006	2006
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$13,956	$14,293	$14,682	$15,012	$15,479
Net interest income (fully tax-equivalent)	$15,070	$15,458	$15,853	$16,242	$16,696
(Credit) provision for loan losses	$—	$—	$(491)	$(1,601)	$250
Noninterest income	$4,738	$4,795	$6,979	$5,181	$4,956
Noninterest expense	$13,928	$15,163	$14,593	$14,581	$15,275
Net income	$3,615	$3,004	$5,245	$5,374	$3,739
Preferred dividends	$371	$371	$371	$372	$372
Net income available to common	$3,244	$2,633	$4,874	$5,002	$3,367
Basic earnings per share	$0.29	$0.23	$0.43	$0.44	$0.30
Diluted earnings per share	$0.29	$0.23	$0.43	$0.44	$0.30
Average shares outstanding	11,316,811	11,332,634	11,327,362	11,323,691	11,328,404
Average diluted shares outstanding	11,360,202	11,384,326	11,371,963	11,366,183	11,372,253
PERFORMANCE
Return on average assets	0.77%	0.62%	1.09%	1.11%	0.77%
Return on average common equity	7.96%	6.29%	12.17%	13.03%	8.82%
Return on average tangible common equity	10.35%	8.18%	16.04%	17.37%	11.75%
Common dividend payout ratio	34.48%	39.13%	20.93%	18.18%	26.67%
Net interest margin (fully tax-equivalent)	3.38%	3.44%	3.56%	3.57%	3.64%
Efficiency ratio	69.53%	73.53%	67.21%	67.29%	69.99%
Full-time equivalent employees	634	640	640	657	661
CAPITAL
Period end common equity to total assets	8.50%	8.64%	8.42%	8.06%	7.74%
Period end tangible common equity to tangible total assets	6.69%	6.77%	6.58%	6.18%	5.91%
Leverage ratio	8.99%	8.91%	8.87%	8.39%	8.11%
Tier 1 risk-based capital ratio	15.58%	15.85%	15.33%	14.66%	14.07%
Total risk-based capital ratio	16.83%	17.10%	16.58%	15.92%	15.32%
Cash dividends declared per share	$0.10	$0.09	$0.09	$0.08	$0.08
Book value per share	$14.81	$14.53	$14.49	$13.69	$13.55
Tangible book value per share	$11.42	$11.15	$11.11	$10.29	$10.14
ASSET QUALITY
Gross loan charge-offs	$692	$1,060	$949	$886	$1,304
Net loan charge-offs	$134	$633	$418	$100	$190
Net loan charge-offs to average loans (annualized)	0.06%	0.27%	0.18%	0.04%	0.08%
Loans past due over 90 days	$7	$3	$—	$1	$35
Nonaccrual loans	15,778	15,837	12,804	15,361	18,561

Total nonperforming loans	15,785	15,840	12,804	15,362	18,596
Other real estate (ORE) and repossessed assets (repos)	1,216	1,203	1,551	933	879

Total nonperforming assets	$17,001	$17,043	$14,355	$16,295	$19,475
Nonperforming loans to total loans	1.70%	1.71%	1.36%	1.61%	1.93%
Nonperforming assets to total loans, ORE and repos	1.83%	1.84%	1.52%	1.71%	2.02%
Nonperforming assets to total assets	0.87%	0.89%	0.74%	0.85%	0.98%
Allowance for loan losses	$16,914	$17,048	$17,681	$18,590	$20,291
Allowance for loan losses to total loans	1.82%	1.84%	1.88%	1.95%	2.10%
Allowance for loan losses to nonperforming loans	107%	108%	138%	121%	109%
PERIOD END BALANCES
Total loans	$929,250	$926,482	$941,011	$953,489	$965,569
Total assets	$1,962,748	$1,907,552	$1,952,129	$1,923,819	$1,980,831
Total deposits	$1,671,762	$1,617,695	$1,639,619	$1,617,057	$1,678,158
Total common equity	$166,907	$164,765	$164,375	$155,053	$153,364
Total shareholders’ equity	$184,530	$182,388	$181,998	$172,676	$170,994
Common shares outstanding	11,271,676	11,342,771	11,347,375	11,325,693	11,320,000
AVERAGE BALANCES
Total loans	$921,627	$932,963	$944,751	$958,012	$975,566
Total earning assets	$1,789,426	$1,795,958	$1,777,519	$1,822,369	$1,842,704
Total assets	$1,914,593	$1,926,470	$1,902,110	$1,950,638	$1,977,833
Total deposits	$1,627,875	$1,631,020	$1,593,273	$1,645,196	$1,672,881
Total common equity	$165,330	$166,052	$158,950	$154,034	$154,892
Total shareholders’ equity	$182,953	$183,675	$176,573	$171,657	$172,523